Exhibit 4.25

English Translation

April 22, 2015

Taobao (China) Software Co., Ltd.

(as the lender)

and

XIE Shihuang

(as the borrower)

LOAN AGREEMENT

TABLE OF CONTENTS

1.	LOAN	1

2.	RELEASE OF LOAN	1

3.	TERM OF LOAN AND EXTENSION	2

4.	INTEREST RATE AND INTERSET CALCULATION	2

5.	REPAYMENT	3

6.	REPRESENTATIONS AND WARRANTIES OF THE BORROWER	3

7.	UNDERTAKINGS OF THE BORROWER	3

8.	LIABLITY FOR BREACH OF CONTRACT	4

9.	ASSIGNMENT	5

10.	MISCELLANEOUS	5

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”), dated April 22, 2015, is made in Binjiang District, Hangzhou by and between:

(1)         Taobao (China) Software Co., Ltd., a limited liability company established in accordance with the Company Law of the People’s Republic of China, with its address at Jingfeng Village, Wuchang Subdistrict, Yuhang District, Hangzhou (the “Lender”); and

(2)         XIE Shihuang, holder of identity card no.                                   (the “Borrower”, and together with the Lender, the “Parties”).

WHEREAS, the Borrower shall repay the relevant principal and interest (“Payable Amounts”) payable under the financing obtained by him from a third party (the “Financing Provider”). The Borrower intends to raise funds from the Lender for the purpose of paying part of the Payable Amounts; the Lender intends to provide financing to the Borrower for payment of part of the Payable Amounts;

THEREFORE, in order to consummate the aforesaid transaction and through friendly consultation, the Parties hereby agree as follows:

1.                          LOAN

1.1                   The Lender agrees to provide to the Borrower a loan in an aggregate principal amount of up to RMB2 billion on the terms and conditions of this Agreement (the “Loan”).

1.2                   The Borrower shall use the entire amount of the Loan to pay the Payable Amounts; that is, the Loan shall only be used for the purpose of repaying the relevant principal and interest payable by the Borrower to the Financing Provider.

1.3                   The Borrower shall apply to the Lender for the Loan hereunder only from and after January 1, 2016.

2.                          RELEASE OF LOAN

2.1                   The Parties agree that when and only when the Borrower is to pay the Payable Amounts, he shall have the right to submit to the Lender a drawdown application requesting the release of the relevant Loan by any means of communication set forth in Article 10.1 hereof three (3) business days prior to the expected drawdown date.  The drawdown application shall meet the following conditions:

(1)                     The expected drawdown date shall be a business day;

(2)                     The following bank account shall be designated as the account for receipt of the Loan (the “Beneficiary Account”):

Account Name: XIE Shihuang

Bank: Industrial and Commercial Bank of China Limited, Hangzhou High-tech Development Zone Subbranch

Account No.:

(3)                     The evidence of the Payable Amounts that required to be paid by the Borrower shall be attached thereto (e.g. the written instruction from the Financing Provider in the form of written notice, email or otherwise requesting the Borrower to pay the Payable Amounts).

2.2                   Subject to the following conditions, the Lender shall, after receipt of the drawdown application under Article 2.1, release the relevant principal amount of the Loan as requested to be drawn down in the drawdown application to the Beneficiary Account on the expected drawdown date:

(1)                     No Event of Default hereunder has occurred on the part of the Borrower;

(2)                     The aggregate of the principal amount of the Loan requested to be drawn down in the drawdown application and the principal amount of the Loan then released by the Lender shall not exceed the maximum principal amount of the Loan specified in Article 1.1 hereof.

3.                          TERM OF LOAN AND EXTENSION

The term of the Loan shall be five (5) years from the date of the first release of the Loan made by the Lender to the Beneficiary Account in accordance with Article 2 (the “Value Date”), which term may be extended upon mutual agreement of the Parties where necessary.

4.                          INTEREST RATE AND INTERSET CALCULATION

4.1                   Interest Rate of the Loan

Interest shall accrue on each released Loan at a rate equal to the Shanghai Interbank Offered Rate (SHIBOR) as specified in the notice from the Lender to the Borrower from time to time for the number of days when such Loan is used by the Borrower from the date when such loan is released to the Beneficiary

Account until full repayment thereof (calculated on the basis of a 365-day year).

4.2                   Interest Payment

The Borrower shall pay the aggregate amount of interest payable hereunder on a lump-sum basis on the day of expiration of the loan term specified in Article 3 hereof (or such extended term as otherwise agreed by the Parties).

5.                          REPAYMENT

The Borrower shall fully repay to the Lender all amount of the Loan drawn down hereunder and all interest accrued and payable thereon on the day of expiration of the loan term specified in Article 3 hereof (or such extended term as otherwise agreed by the Parties). Upon utual agreement of the Parties, the Borrower may early repay part or all of the Loan prior to the expiration of the loan term or the extended term.

6.                          REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower represents and warrants to the Lender as below and acknowledges that the Lender enters into this Agreement in reliance upon such representations and warranties:

(1)                     He has the full civil capacity to enter into and perform this Agreement and consummate the transaction contemplated by this Agreement;

(2)                     This Agreement, upon due execution by the Parties, shall constitute legal, valid and binding obligations of him, enforceable against him in accordance with the terms hereof;

(3)                     All information, if any, furnished by him to the Lender is true, accurate and complete in all material respects.

7.                          UNDERTAKINGS OF THE BORROWER

The Borrower undertakes the following to the Lender:

(1)                       He shall ensure that his debt hereunder shall, at any time, rank at least pari passu in terms of priority of payment with his present or future liabilities to other creditors, except for (a) the right of priority of payment arising in accordance with law and (b) any other secured liabilities created or subsisting with the prior written consent of the Lender;

(2)                     He shall only use the Loan for the purpose specified in Article 1;

(3)                     He shall comply with all laws, regulations and government or administrative authorities’ orders applicable to him;

(4)                     He shall immediately notify the Lender upon the occurrence of:

(a)                     any litigation, arbitration or government authority’s proceedings involving, whether by way of service of summons, or property seizure or attachment or otherwise, him or his property or initiated by him, which litigation, arbitration or proceeding will adversely affect his ability to perform his obligations under this Agreement;

(b)                     any Event of Default set forth in Article 8.1;

(c)                      any other circumstances that may materially affect his ability to perform his obligations under this Agreement.

(5)                     He shall immediately repay any amount owed by him to the Financing Provider on the instructions of the Lender, and take any actions required by the Lender to fully repay or discharge his obligations, responsibilities or liabilities under any document entered into by and between him and the Financing Provider.

8.                          LIABLITY FOR BREACH OF CONTRACT

8.1                   Event of Default

Any of the following circumstances shall constitute an event of default under this Agreement (an “Event of Default”):

(1)                     The Borrower fails to use the Loan for the purpose set forth in Article 1;

(2)                     The Borrower fails to repay the principal, or pay the interest, of the Loan in full and on time in accordance with this Agreement;

(3)                     The Borrower becomes insolvent;

(4)                     The representations or warranties made by the Borrower are or are proved to be incomplete, incorrect or misleading in any material respect, which representations or warranties, to the extent they are remediable, fail to be remedied within thirty (30) days after the date of a relevant notice from the Lender to the Borrower;

(5)                     The Borrower fails to comply with or perform any covenant or agreement under this Agreement, which failure, to the extent it is remediable, fails to be remedied within thirty (30) days after the date of a relevant notice from the Lender to the Borrower.

8.2                   Remedy for Breach of Contract

Upon the occurrence of any Event of Default, the Lender may give a written notice to the Borrower declaring all the balance of the Loan to be immediately due and payable.  The Borrower shall pay the complete balance of the Loan and the unpaid interest accrued thereon within twenty (20) business days after receipt of such written notice.

9.                          ASSIGNMENT

Neither Party shall assign any of its rights or obligations under this Agreement without the prior written consent of the other Party.

10.                   MISCELLANEOUS

10.1            Notices

Any notice, demand or communication hereunder (including, without limitation, the drawdown application described in Article 2.1) shall be made in writing and delivered or sent to the following addresses:

In the case to the Lender:

Address: Jingfeng Village, Wuchang Subdistrict, Yuhang District, Hangzhou

Telephone:

Attention:

In the case to the Borrower:

Address: Room 618, Building A East, No. 525 Xixi Road, Xihu District, Hangzhou, Zhejiang Province

Telephone:

Attention:

Either Party may change its address for communications at any time with notice to the other Party.

Unless there is evidence proving the early receipt thereof, a notice shall be deemed to have been received:

(1)                       upon delivery to the addresses above if delivered by hand;

(2)                       on the third (3) business day after it is sent if delivered by courier;

(3)                       upon transmission confirmation on the sender’s facsimile records if delivered by facsimile; and

(4)                       upon successful transmission as shown by the sender’s computer if delivered by email.

10.2            Entire Agreement

This Agreement constitutes the entire agreement and understanding between the Parties and shall supersede all previous discussions, negotiations or arrangements between the Parties with respect to the matter set forth herein.

10.3            Amendment

Any amendment to this Agreement (including, without limitation, any alteration, supplement or deletion) shall become effective only after a written agreement is duly executed by the Parties hereto.

10.4            Effectiveness

This Agreement shall become effective upon due execution by the Parties.

10.5            Waiver

No failure or delay on the part of the Lender to exercise any of its rights or remedies hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any rights or remedies preclude further exercise thereof or the exercise of any other rights or remedies.

10.6            Guarantee

To guarantee the Borrower’s performance of his obligations hereunder, the Borrower shall pledge all of his shares in the asset of Hangzhou Yunxi Investment Partnership Enterprise (Limited Partnership) to the Lender, and the relevant parties shall enter into a separate pledge agreement.

10.7            Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the People’s Republic of China.

10.8            Dispute Resolution

Any dispute arising from the execution of this Agreement or in connection with this Agreement shall be resolved by the Parties hereto through friendly consultation. The requesting Party shall give a dated notice, notify the other Party of the occurrence of a dispute in a timely manner and specify the nature of the dispute. If the Parties are unable to resolve the dispute through consultation within sixty (60) days after the date of the dispute notice, either Party may submit such matter to the competent people’s court in the place where this Agreement is executed.

10.9            Counterparts

This Agreement shall be made in two originals with each Party holding one original.  This Agreement may be executed and delivered by the Parties in separate counterparts (including by facsimile or PDF), each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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Execution Page

This Loan Agreement has been duly executed by the following Parties as of the date first written above.

Taobao (China) Software Co., Ltd.

(Company Seal)

Authorized Representative:	/s/ LU Zhaoxi

(Signature)

XIE Shihuang:	/s/ XIE Shihuang

(Signature)